Exhibit (a)(5)(A)

ZIONS BANCORPORATION

***FOR IMMEDIATE RELEASE***

For: ZIONS BANCORPORATION	Contact: James Abbott
One South Main Street	Tel: (801) 844-7637
Salt Lake City, Utah
Harris H. Simmons
Chairman/Chief Executive Officer

Zions Bancorporation Commences Tender Offer to Purchase Using Up to $180,000,000 of Cash

Certain Outstanding Preferred Stock and Depositary Shares

SALT LAKE CITY, October 19, 2015 – Zions Bancorporation (“Zions” or the “Company”) (Nasdaq: ZION) announced today the commencement of a cash tender offer to purchase for cash the securities listed in the table below (collectively, the “Securities”) in an amount such that the aggregate purchase price, plus Accrued Dividends (as defined below) for such Securities, shall not exceed $180,000,000 (the “Maximum Aggregate Purchase Amount”).

Acceptance Priority Level	Series of Securities	CUSIP No(s).	Liquidation Preference Per Share(1)	Aggregate Liquidation Preference Outstanding	Offer Price(2)	Hypothetical Accrued Dividends(3)	Hypothetical Total Consideration(3)
1	Series I Fixed/Floating Rate Non-Cumulative Perpetual Preferred Stock (“Series I Shares”)	989701BD8	$1,000.00	$300,893,000	$1,000.00 per $1,000 liquidation preference	$24.65	$1,024.65

2	Series J Fixed/Floating Rate Non-Cumulative Perpetual Preferred Stock(“Series J Shares”)	989701BF3	$1,000.00	$195,152,000	$1,090.00 per $1,000 liquidation preference	$12.60	$1,102.60

3	Depositary Shares, each representing a 1/40th ownership interest in a share of Series G Fixed/Floating Rate Non-Cumulative Perpetual Preferred Stock (“Series G Depositary Shares”)	989701859	$25.00	$171,826,775	$26.10 per share	$0.28	$26.38

(1)	Each $1,000 liquidation preference of the Series I Shares and Series J Shares is equal to one Series I Share and one Series J Share, respectively.
(2)	Note that market prices for Series G Depositary Shares include accrued but unpaid dividends. Nonetheless, in the Offer to Purchase (as defined below), the purchase price for the Series G Depositary Shares is expressed as the sum of the offer price for such shares plus Accrued Dividends (as defined below). Accordingly, when comparing the consideration to be received in the offer for the Series G Depositary Shares to market prices, you should refer to the sum of the offer price and Accrued Dividends. Market prices for the Series I Shares and the Series J Shares do not include accrued but unpaid dividends.
(3)	Assumes the settlement date is November 18, 2015.

The offer will remain open until 11:59 p.m., New York City time, on November 16, 2015, unless extended or earlier terminated by Zions (such date, as it may be extended with respect to the offer, the “Expiration Date”).

The consideration for each Series I Share tendered and accepted for purchase pursuant to the offer will equal $1,000.00 per $1,000 liquidation preference, plus Accrued Dividends. The consideration for each Series J Share tendered and accepted for purchase pursuant to the offer will equal $1,090.00 per $1,000 liquidation preference, plus Accrued Dividends. The consideration for each Series G Depositary Share tendered and accepted for purchase pursuant to the offer will equal $26.10, plus Accrued Dividends. “Accrued Dividends” means, for each Security, accrued and unpaid dividends from the last dividend payment date with respect to such Security up to, but not including, the settlement date of the offer.

If the aggregate offer price plus the aggregate Accrued Dividends of the Securities that are validly tendered and not properly withdrawn as of the Expiration Date exceeds the Maximum Aggregate Purchase Amount, the Company will accept for purchase that number of Securities that does not result in its purchasing more than the Maximum Aggregate Purchase Amount. In that event, the Securities will be accepted for purchase in accordance with the acceptance priority levels specified in the table above (in numerical priority order) and may be subject to proration.

The settlement date for the offer will be promptly following the Expiration Date for the offer and is expected to be two business days following the Expiration Date. Assuming the offer is not extended, the Company expects that the settlement date for the offer will be November 18, 2015.

Securities tendered pursuant to the offer may be validly withdrawn at any time on or prior to the Expiration Date by following the procedures described in the Offer to Purchase.

The terms and conditions of the offer are described in the Offer to Purchase, dated October 19, 2015 (the “Offer to Purchase”), and the accompanying Letter of Transmittal, dated October 19, 2015 (together with the Offer to Purchase, the “Offer Materials”). The offer is subject to the satisfaction or waiver of certain conditions specified in the Offer Materials.

The Offer Materials are being sent to holders of the Securities. Holders are urged to read the Offer Materials carefully before making any decision with respect to the offer. Holders must make their own decisions as to whether to participate in the offer, and if they decide to do so, the number of Securities to tender.

Holders may obtain copies of the Offer Materials online at the website of the Securities and Exchange Commission (“SEC”) at www.sec.gov as exhibits to the Tender Offer Statement on Schedule TO filed by Zions with the SEC on the date hereof.

Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are acting as dealer managers for the offer. For additional information regarding the terms of the offer, please contact: Deutsche Bank Securities Inc. at (866) 627-0391 (toll-free) or (212) 250-2955 (collect) or Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-1039 (collect). Requests for the Offer Materials may be directed to Global Bondholder Services Corporation, which is acting as the tender agent and information agent for the offer, at (866) 470-4500 (toll-free).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER OR SOLICITATION TO PURCHASE SECURITIES. THE OFFER IS BEING MADE SOLELY PURSUANT TO THE OFFER MATERIALS, WHICH SET FORTH THE COMPLETE TERMS OF THE OFFER THAT HOLDERS OF THE SECURITIES SHOULD CAREFULLY READ PRIOR TO MAKING ANY DECISION.

THE OFFER MATERIALS DO NOT CONSTITUTE AN OFFER OR SOLICITATION TO PURCHASE SECURITIES IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. IN ANY JURISDICTION IN WHICH THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF ZIONS BY ONE OR MORE REGISTERED BROKERS OR DEALERS THAT ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

About Zions Bancorporation

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select Western U.S. markets. Zions operates its banking businesses under local management teams and community identities in 11 Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington and Wyoming.

Forward-Looking Statement

Statements in this press release that are based on other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the SEC and available at the SEC’s website (http://www.sec.gov).

Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.